EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2018 Fourth Quarter and Full Year Results

STAMFORD, Conn., Dec. 06, 2018 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today filed its fiscal 2018 annual report on Form 10-K with the SEC and announced financial results for the fiscal 2018 fourth quarter and year ended September 30, 2018.

Three Months Ended September 30, 2018 Compared to Three Months Ended September 30, 2017
For the fiscal 2018 fourth quarter, Star reported a 26.5 percent increase in total revenue to $229.6 million, compared with $181.6 million in the prior-year period. The revenue growth reflected higher selling prices – in response to an increase in wholesale product cost of $0.4582 per gallon – greater service and installation sales, and an increase in total volume sold. The volume variance was driven by higher sales of other petroleum products, which rose by 12.8 million gallons, or 44.8 percent, to 41.5 million gallons largely due to acquisitions. Sales volume of home heating oil and propane declined by 3.4 million gallons, or 15.2 percent, to 19.2 million gallons as the additional sales volume from acquisitions of 0.7 million gallons was more than offset by net customer attrition (3.2 percent for fiscal 2018) and other factors such as the timing of deliveries between quarters. Home heating oil and propane margins rose in the base business (i.e., excluding acquisitions) and net service profitability improved, reducing the impact of the home heating oil and propane volume decline. Total gross profit in the base business fell by $1.8 million, or 4.3 percent, which was less than the 18.3 percent decline in base business home heating oil and propane volume.

During the fourth quarter of fiscal 2018, the Company sold its small home security business and recorded a pre-tax gain of $7.0 million after expenses.

Star's net loss increased by $3.8 million, to a loss of $21.5 million, as the gain on sale of the Company’s security business was more than offset by the Adjusted EBITDA loss, as described below.

The Company's Adjusted EBITDA loss for the fiscal 2018 fourth quarter increased by $8.4 million, to $37.6 million, due to an Adjusted EBITDA loss of $1.7 million attributable to acquisitions largely completed after the heating season and an increase in the base business Adjusted EBITDA loss of $6.7 million.  In the base business, total gross profit declined by $1.8 million, as previously noted, due to the reduction in home heating oil and propane volume partially mitigated by higher home heating oil and propane margins. Expansion of the Company’s service initiatives, including a concierge program, resulted in higher operating costs of $1.6 million, and bad debt expense was higher by $1.0 million due to an increase in the Company’s reserve for doubtful accounts. In addition, Star took a charge of $0.5 million for severance during the quarter and incurred $0.6 million of rebranding expense. The build-out of certain departments, training for office personnel and delivery drivers, and inflationary pressures accounted for the balance of the increase in the Adjusted EBITDA loss.

Adjusted EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Company’s ability to pay distributions.

"Having faced numerous unusual factors earlier in the year, we ended fiscal 2018 with mixed performance during the fourth quarter,” said Steven J. Goldman, Star’s Chief Executive Officer. “While revenue rose due to higher volumes of other petroleum products, bottom line results were negatively impacted by delivery timing, increased expenses, and by businesses acquired during the non-heating season. During the quarter, we also sold off a small security unit for a net gain of $7.0 million due to the changing landscape of this industry and increasing capital requirements to remain competitive.

“For fiscal 2018 as a whole we completed six acquisitions that brought, in aggregate, approximately 17,000 new accounts to Star across several product categories – home heating oil and propane, other petroleum products, and various services. Such transactions, along with our continued investment in business development, are designed to increase the bond with our customers and improve Star’s long-term operating performance. Given the unexpected nature of this past year – with extreme weather volatility – we know the importance of being prepared for every possibility.”

Fiscal Year Ended September 30, 2018 Compared to Fiscal Year Ended September 30, 2017
Star reported a 26.8 percent increase in total revenue to $1.7 billion, versus $1.3 billion in the prior-year period, due to both higher selling prices – in response to higher wholesale product costs and an increase in total volume sold.

Home heating oil and propane volume rose by 40.3 million gallons, or 12.7 percent, to 357.2 million gallons, as the additional volume provided from acquisitions and colder weather more than offset the impact of net customer attrition and other factors. Temperatures in Star's geographic areas of operation for fiscal 2018 were 9.0 percent colder than last year’s comparable period but 4.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. While warmer than normal in aggregate, the fiscal year included extreme weather anomalies – including times when temperatures were nearly 50% colder than normal.

Net income increased by $28.6 million, or 106.3 percent, to $55.5 million due to an increase in Adjusted EBITDA of $5.2 million (discussed below), a favorable change in the fair value of derivative instruments of $9.2 million, the gain on sale from the security business ($7.0 million), and a reduction in the Company’s effective tax rate from 43.1 percent to 12.0 percent, primarily due to the impact of the recently-enacted lower federal statuary rate.

Adjusted EBITDA increased by $5.2 million, or 6.4 percent, to $86.2 million.  The increase in Adjusted EBITDA was primarily provided by acquisitions of $4.9 million (which included an Adjusted EBITDA loss for acquisitions completed after the heating season of $0.8 million). In the base business, the additional volume sold, reflecting the impact of colder temperatures, and higher home heating oil and propane margins was reduced by higher operating costs in the base business and a $1.9 million charge under the Company’s weather hedge contract, as temperatures were colder than the payment threshold during contract period. The extreme cold weather conditions experienced in late December 2017 and early January 2018 not only increased demand for service calls but also drove an increase in direct delivery expense as well as many other branch expenses. Certain December and January deliveries were made at premium labor rates, and the unusual weather conditions necessitated increased staffing levels for delivery and office personnel to handle the tremendous influx of customer inquiries regarding the status of their delivery or service call. In addition to these costs and normal increases in salaries, benefits, and other items, delivery and branch expenses were also higher due to an increase in fixed costs, an increase in insurance expense, greater credit card usage and higher bad debt expense, reflecting the increase in sales, rebranding expense, severance costs, and expansion of the Company’s concierge service program.

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, net other income, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time on December 6, 2018. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2018. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
(in thousands, except per unit data)	(unaudited)	(unaudited)
Sales:
Product	$158,227	$114,769	$1,404,370	$1,065,076
Installations and services	71,391	66,815	273,467	258,479
Total sales	229,618	181,584	1,677,837	1,323,555
Cost and expenses:
Cost of product	125,563	82,584	957,843	675,386
Cost of installations and services	60,668	56,533	256,652	239,670
(Increase) decrease in the fair value of derivative instruments	(4,102)	(9,219)	(11,408)	(2,193)
Delivery and branch expenses	76,459	65,547	357,580	306,534
Depreciation and amortization expenses	8,190	7,177	31,575	27,882
General and administrative expenses	5,461	6,854	24,227	24,998
Finance charge income	(967)	(766)	(4,700)	(4,054)
Operating income (loss)	(41,654)	(27,126)	66,068	55,332
Interest expense, net	(2,060)	(1,657)	(8,716)	(6,775)
Amortization of debt issuance costs	(254)	(309)	(1,288)	(1,281)
Other income, net	7,043	—	7,043	—
Income (loss) before income taxes	(36,925)	(29,092)	63,107	47,276
Income tax expense (benefit)	(15,475)	(11,345)	7,602	20,376
Net income (loss)	$(21,450)	$(17,747)	$55,505	$26,900
General Partner’s interest in net income (loss)	(131)	(103)	314	156
Limited Partners’ interest in net income (loss)	$(21,319)	$(17,644)	$55,191	$26,744

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.40)	$(0.32)	$1.01	$0.48
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	—	—	0.12	0.02
Limited Partner’s interest in net income (loss) under FASB ASC 260-10-45-60	$(0.40)	$(0.32)	$0.89	$0.46

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	53,371	55,888	54,764	55,888

SUPPLEMENTAL INFORMATION

STAR GROUP, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,
(in thousands)	2018	2017
Net loss	$(21,450)	$(17,747)
Plus:
Income tax benefit	(15,475)	(11,345)
Amortization of debt issuance cost	254	309
Interest expense, net	2,060	1,657
Depreciation and amortization	8,190	7,177
EBITDA	(26,421)	(19,949)
(Increase) / decrease in the fair value of derivative instruments	(4,102)	(9,219)
Other income, net	(7,043)	-
Adjusted EBITDA	(37,566)	(29,168)

Add / (subtract)
Income tax benefit	15,475	11,345
Interest expense, net	(2,060)	(1,657)
Provision (recovery) for losses on accounts receivable	596	(622)
Change in deferred taxes	(14,956)	5,683
Decrease in receivables	49,355	20,680
Increase in inventories	(8,213)	(14,359)
Increase in customer credit balances	29,940	22,672
Change in other operating assets and liabilities	(5,130)	(16,726)
Net cash provided by (used in) operating activities	$27,441	$(2,152)
Net cash used in investing activities	$(793)	$(31,162)
Net cash used in financing activities	$(21,540)	$(8,802)

Home heating oil and propane gallons sold	19,200	22,600
Other petroleum products	41,500	28,700
Total all products	60,700	51,300

SUPPLEMENTAL INFORMATION

STAR GROUP, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Twelve Months Ended September 30,
(in thousands)	2018	2017
Net income	$55,505	$26,900
Plus:
Income tax expense	7,602	20,376
Amortization of debt issuance cost	1,288	1,281
Interest expense, net	8,716	6,775
Depreciation and amortization	31,575	27,882
EBITDA	104,686	83,214
(Increase) / decrease in the fair value of derivative instruments	(11,408)	(2,193)
Other income, net	(7,043)	-
Adjusted EBITDA	86,235	81,021

Add / (subtract)
Income tax expense	(7,602)	(20,376)
Interest expense, net	(8,716)	(6,775)
Provision for losses on accounts receivable	6,283	1,639
Change in deferred taxes	14,685	10,134
Increase in receivables	(37,149)	(19,844)
Decrease (increase) in inventories	4,177	(10,598)
Decrease in customer credit balances	(6,563)	(23,085)
Change in other operating assets and liabilities	6,110	8,942
Net cash provided by operating activities	$57,460	$21,058
Net cash used in investing activities	$(65,252)	$(66,381)
Net cash used in financing activities	$(30,135)	$(41,157)

Home heating oil and propane gallons sold	357,200	316,900
Other petroleum products	138,300	112,100
Total all products	495,500	429,000

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands)	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$14,531	$52,458
Receivables, net of allowance of $8,002 and $5,540, respectively	132,668	96,603
Inventories	56,377	59,596
Fair asset value of derivative instruments	17,710	5,932
Prepaid expenses and other current assets	35,451	26,652
Total current assets	256,737	241,241
Property and equipment, net	87,618	79,673
Goodwill	228,436	225,915
Intangibles, net	98,444	105,218
Restricted cash	250	250
Investments	45,419	11,777
Deferred charges and other assets, net	13,067	9,843
Total assets	$729,971	$673,917
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$35,796	$26,739
Revolving credit facility borrowings	1,500	—
Fair liability value of derivative instruments	—	289
Current maturities of long-term debt	7,500	10,000
Accrued expenses and other current liabilities	116,436	108,449
Unearned service contract revenue	60,700	60,133
Customer credit balances	61,256	66,723
Total current liabilities	283,188	272,333
Long-term debt	91,780	65,717
Deferred tax liabilities, net	21,206	6,140
Other long-term liabilities	24,012	23,659
Partners’ capital
Common unitholders	329,129	325,762
General partner	(1,303)	(929)
Accumulated other comprehensive loss, net of taxes	(18,041)	(18,765)
Total partners’ capital	309,785	306,068
Total liabilities and partners’ capital	$729,971	$673,917

CONTACT:
Star Group
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com